Exhibit 10.27

Escalade, Incorporated
Schedule of Executive Officer Compensation

Compensation for the executive officers of Escalade, Incorporated consists of a base salary, bonuses and long-term incentives in the form of stock option grants or restricted stock unit grants.

Base Salary
In general, base salaries are set at the beginning of each year based upon changes in the employee’s level of responsibility, individual performance reviews conducted by the Company’s Compensation Committee and changes in the cost of living.

Bonuses
The Company’s Compensation Committee has established a profit incentive plan that provides for the payment of cash bonuses if certain performance targets are achieved. Under the plan, the Compensation Committee establishes target performance levels early in each fiscal year, subject to potential changes that the Committee may determine appropriate. Virtually all employees are eligible to participate in the profit incentive plan. In conjunction with the completion of the Company’s annual audited financial statements, the bonus pool is finalized based on actual results achieved. Allocation of the bonus pool to individual executive officers is determined at the Compensation Committee’s discretion based upon a review of the overall Company’s performance relative to budget, the Company’s strategic position, and individual executive officer’s performance relative to budget. There are no pre-defined methods for allocating the bonus pool to any of the Company’s executive officers.

Long-Term Incentives
Under the terms of the Escalade, Incorporated 2007 Incentive Plan, executive officers of the Company are eligible to receive long term incentive compensation in various forms including stock options and restricted stock units. The Company’s Compensation Committee has full discretion over the form, amount and timing of these grants which historically have been annual grants. In its determination of annul grants, the Compensation Committee considers performance of both the individual and the Company.

Additional Benefits
Executive officers are eligible to participate in the Company’s 401(k) retirement plan and receive Company matching contributions in accordance with the plan terms. The Company also pays group term life insurance benefits on behalf of executive officers. The Company’s Chairman of the Board, Robert Griffin, participated in a salary deferral plan that earned interest on undistributed amounts at the rate of 9% per annum. The entire balance of this plan was distributed to Mr. Griffin in a taxable transaction in April 2010.